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                                  EXHIBIT 99.2

STERLING FINANCIAL CORPORATION TO ACQUIRE EQUIPMENT FINANCE, INC.

LANCASTER, PA, November 5 -- Sterling Financial Corporation (NASDAQ: SLFI) announced today that it has reached an agreement to acquire Equipment Finance, Inc. ("EFI"), headquartered in Lancaster, PA. The consideration is $30 million of which approximately 70% will be paid in stock and 30% in cash. The transaction is expected to be completed in the 1st quarter 2002, pending regulatory approval.

John E. Stefan, Chairman, President and Chief Executive Officer of Sterling Financial Corporation said, "We are extremely excited to have EFI join the Sterling Financial family of companies. EFI is a well-managed company with exceptional profitability and sound credit quality operating in a specialized financing niche. By joining forces, we believe we can enhance EFI's growth prospects and bottom line performance. Despite its very high level of profitability, EFI has had to borrow funds at a very high cost. We expect that by introducing Sterling's cost of funds, there will be marked improvement in profitability from today's levels. As a result, we expect the transaction to be accretive to earnings by $.06 to $.08 per share in its first full year of operations."

Upon closing, Sterling will distribute 954,000 shares of registered common stock among EFI's 72 shareholders. This will result in an increase of approximately 8% in Sterling shares outstanding

Equipment Finance, Inc. is a Lancaster based commercial finance company that specializes in financing forestry and land clearing equipment through more than 150 equipment dealer locations ranging from Maine to Florida. As of September 30, 2001, EFI's finance receivables were approximately $70 million. "Sterling Financial is a high-performing financial services company with a good track record and strong commitment to enhancing shareholder value. We look forward to joining Sterling Financial and working with the resources of such an outstanding, well-managed organization," said George W. Graner, President and Chief Executive Officer of EFI.

James W. Stratton, Chairman of EFI commented, "We have been investors with the EFI management for 20 years in this company. We are pleased to convert our very successful investment in EFI into shares of Sterling Financial. We look at Sterling as occupying a good banking franchise, possessing a conservative and well-financed balance sheet and benefiting from profit oriented management with positive long-term growth objectives".

Sterling Financial Corporation now operates 49 banking locations in south central Pennsylvania and northern Maryland, through its subsidiary banks, Bank of Lancaster County, N.A., Bank of Hanover and Trust Company, First National Bank of North East and Bank of Lebanon County. As of September 30, 2001, total assets of Sterling Financial Corporation were approximately $1.8 billion.


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This press release may contain forward-looking statements as defined by the
Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for Sterling Financial's or EFI's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Sterling Financial's filings with the Securities and Exchange Commission.




Contact: John E. Stefan, Chairman, President and CEO, Sterling Financial
         Corporation, (717) 581-6030

         George W. Graner, President and Chief Executive Officer, Equipment Finance Inc., (717) 569-8761



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